Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Greg Mann
Director, Corporate Communications & Investor Relations
510-284-6566

ABGENIX ANNOUNCES STOCKHOLDER APPROVAL OF ACQUISITION BY AMGEN

FREMONT, Calif. — March 29, 2006 — At a special meeting held today, stockholders of Abgenix, Inc. (Nasdaq: ABGX) overwhelmingly approved the acquisition of Abgenix by Amgen. Approximately 71 percent of the outstanding shares of Abgenix common stock were voted in favor of the transaction. This represents more than 99 percent of the shares that were voted at the meeting.

On December 14, 2005, Abgenix and Amgen announced they had entered into an agreement for Amgen to acquire Abgenix for $22.50 per share of Abgenix Common Stock plus the assumption of Abgenix debt. Consummation of the merger is subject to other customary closing conditions and is expected to be completed on April 1, 2006.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of fully human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through its own development efforts and the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and the proposed merger with Amgen, other than statements of historical fact, are forward- looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. For example, statements regarding the expected timing of the closing of the merger are forward-looking statements. Factors that could cause actual results to differ materially from those contemplated above include, among others, the risks associated with the timing and success of clinical trials, the progress of research and product development programs, product manufacturing, consummating the merger with Amgen, timing and outcomes of regulatory approval processes, competitive products and services, litigation and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission (SEC) for information about risks that may affect Abgenix, including its Form 10-K for the year ended December 31, 2005, and periodic reports on Form 10-Q and Form 8-K.

###